For Immediate Release: June 18, 2007

Universal Energy Corp. and Partners Preparing for Spud of Amberjack Prospect

Houston, Texas - PR Newswire-FirstCall

Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News) announced, today, that well site preparation has commenced on the Amberjack prospect located in Plaquemines Parish, Louisiana. Based on the exceptional progress at the site, we project the spud date within the next two weeks. The project targets multiple Middle Miocene sands on a well defined structural closure. The combined potential reserves for this prospect are 10.1 BCFE.

The fields surrounding the Amberjack Prospect have produced vast quantities of oil and gas from the objective sand section in numerous fault blocks.  These fields are East Point a la Hache, 1.5 miles to the southeast, 13.9 BCFE; Pointe a la Hache, 3 miles to the southwest 175 BCF and 15 MMBO; Delacroix Island Field, 3.5 miles to the northwest, 230 BCF and 24 MMBO; and E. Crooked Bayou Field, 4 miles to the northeast, 8 BCFE.

"The excitement surrounding this prospect is well warranted," commented Billy Raley, CEO of Universal Energy Corp. Raley continued, "Amberjack looks to be just the beginning of a magnificent summer drilling program."

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.